Exhibit 10.42
NOTICE AGREEMENT
As a condition of my eligibility to receive an annual incentive award under the American Express Annual Incentive Award Plan, the American Express 2016 Incentive Compensation Plan (“ICP”), a sales incentive plan or similar or successor arrangements, I enter into this “Agreement” and agree as follows:
1.Required Notice.  I acknowledge and agree that it is reasonable and necessary for American Express Company, its subsidiaries and/or affiliates (“Company”) to protect its confidential and proprietary information and to take steps to promote a smooth transition in the event that I resign my employment with the Company. Consequently, I agree that I will provide my Leader with sixty (60) days prior written notice (the “Notice”) of my intention to terminate my employment with the Company. I further agree that, if at any time during my employment, I accept a position to be employed by, or associate with, any company or other entity other than the Company, I will promptly advise the Company of the name and address of such company or entity and will provide the Company with non-confidential information that the Company requests regarding the new position, including title, job duties and responsibilities, and start date.
2.Notice Period.  If I provide the Company with Notice as set forth in paragraph 1 above, my employment will continue for 60 days from the date I provide the Notice unless the 60 day period is shortened and the termination of my employment is accelerated as follows: A) by mutual written agreement between me and the Company; or B) by the Company in its sole discretion if it determines I have engaged in material misconduct including but not limited to violation of the Code of Conduct. As used in this Agreement, the term “Notice Period” shall mean the period of time beginning on the date I provide the Notice to the Company and ending either: (a) sixty (60) days after I provide the Notice, or (b) in the event the termination of my employment is accelerated pursuant to this paragraph, such earlier employment termination date. I understand and agree that upon the termination of the Notice Period and my employment pursuant to this Agreement, all compensation and benefits to be paid pursuant to this Agreement shall cease.
3.Compensation and Benefits.  I acknowledge and agree that, during the Notice Period, I will: (a) remain an employee of the Company, (b) continue to be paid my base salary, (c) continue to be eligible to participate in health and welfare and other benefits pursuant to the Company’s applicable benefit plans (such as medical, dental, life insurance); and (d) will continue to vest in unvested awards issued under the ICP and be eligible to exercise stock options that are vested and otherwise exercisable.
4.Duties.  I acknowledge and agree that, during the Notice Period, the Company may, in its sole discretion, elect to require me to continue to perform my regular duties, discontinue, limit, or modify my regular duties, limit my access to Company information and/or require that I not attend work or come to Company premises. I acknowledge and agree that regardless of any modification or discontinuance of my duties or access to the Company’s information or premises during the Notice Period, my continued employment during the Notice Period will constitute “active employment” for purposes of any Consent to the Application of Forfeiture and Detrimental Conduct Provisions to Incentive Compensation Plan Awards that I have signed or will sign.
5.Remedies.  I understand that a breach or threatened breach of this Agreement by me may cause the Company to suffer irreparable harm and that the Company will therefore be entitled to injunctive relief to enforce this Agreement. I acknowledge and agree that this provision shall not diminish the right of the Company to claim and recover damages in addition to injunctive relief. I acknowledge and agree, that, in addition to all other available remedies, the Company shall be entitled to recover any attorney’s fees and expenses it incurs in connection with any legal proceeding arising out of my breach of this Agreement.
6.Governing Law:  Severability. This Agreement will be governed by and construed in accordance with the laws of the State of New York without giving effect to any principles of conflict of laws that would lead to the application of the laws of another jurisdiction. If any provision of this Agreement is invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible, given the fundamental intentions of the parties when entering into this Agreement. To the extent such a provision cannot be so enforced, it will be stricken from this Agreement and the remainder of this Agreement will be enforced as if such invalid, illegal or unenforceable provision had never been in the Agreement.
7.Entire Agreement.  This Agreement constitutes the entire agreement and understanding between me and the Company with respect to the subject matter of this Agreement, and supersedes all prior understandings and agreements, whether oral or written, with respect to such subject matter. Notwithstanding the foregoing, I understand that the terms of this Agreement are in addition to and do not supersede any confidentiality agreement, Employment Invention and Assignment Agreement, Employment Arbitration Agreement, Consent to the Application of Forfeiture and Detrimental Conduct Provisions to Incentive Compensation Plan Awards or any other agreement between me and the Company relating to the protection of confidential and/or proprietary information, which agreements shall remain in full force and effect, except that, to the extent that paragraph 15 of the Employment Invention and Assignment Agreement provides that I may terminate my employment with the Company at any time without notice, that provision is superseded by this Agreement.
8.Successors and Assigns.  Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will bind and benefit the parties and their respective successors, assigns, heirs, executors, administrators, and legal representatives. The Company may assign any of its rights and obligations under this Agreement.
9.Acknowledgement.  I acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully comply with this Agreement.

EMPLOYEE

Signature: _______________________________

Name:  _______________________________
          (please print)

Date:  _______________________________